EXHIBIT 11

MARATHON FINANCIAL CORPORATION

Computation of Weighted Shares Outstanding and Earnings Per Share

                              Weighted Shares Outstanding End of Month
                              ----------------------------------------
                                        1998           1997
                                        ----           ----
January                              2,055,983      1,863,495
February                             2,055,983      1,863,495
March                                2,055,983      1,864,462
April                                2,055,983      1,865,495
May                                  2,055,983      1,874,000
June                                 2,059,650      1,874,000
July                                 2,060,983      1,938,226
August                               2,060,983      2,055,983
September                            2,060,983      2,055,983
October                              2,060,983      2,055,983
November                             2,060,983      2,055,983
December                             2,062,703      2,055,983
                                   -------------  -------------
                                    24,707,183     23,423,088
         Divided by                  12 months      12 months
                                   -------------  -------------

  Weighted Shares Outstanding       $2,058,932     $1,951,924
                                   =============  =============

  Net Income                        $1,180,311       $998,362
                                   =============  =============

  Net Income Per Share, Basic            $0.57          $0.51
                                   =============  =============

  Net Income Per Share,
    Assuming Dilution                    $0.56          $0.50
                                   =============  =============